Consent of Independent Auditors



We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 26, 2004 with respect to the consolidated financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 19, 2004 with respect to the financial statements of IDS Life of New York Accounts 4, 6, 5, 15, 17, 12, 16, 13, 10, 9, 14, 11, 18 and 19 included in Post-Effective
Amendment No. 21 to the Registration Statement (Form N-4, No. 33-4174) for the registration of the IDS Life of New York Flexible Annuity offered by IDS Life Insurance Company of New York.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 26, 2004